EXHIBIT 4.6

NEITHER THIS WARRANT NOR THE COMMON STOCK TO BE ISSUED UPON EXERCISE HEREOF HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR QUALIFIED OR REGISTERED UNDER CALIFORNIA OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND NEITHER THIS WARRANT NOR SUCH COMMON STOCK MAY BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT AND THAT APPLICABLE STATE SECURITIES LAWS HAVE BEEN COMPLIED WITH.

COMMON STOCK PURCHASE WARRANT

Warrant No.	Number of Shares: 209,790

ATRICURE, INC.

Effective as of March 8, 2005

Void after March 8, 2012

1. Issuance. This Common Stock Purchase Warrant (the “Warrant”) is issued to LIGHTHOUSE CAPITAL PARTNERS V, L.P. by ATRICURE, INC., a Delaware corporation (hereinafter with its successors called the “Company”).

2. Purchase Price; Number of Shares. The registered holder of this Warrant (the “Holder”), commencing on the date hereof, is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed, at the principal office of the Company, to purchase from the Company at a price per share of $2.97 (the “Purchase Price”), 209,790 fully paid and nonassessable shares of Common Stock, $0.0001 par value, of the Company (the “Common Stock”).

Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided. The person or persons in whose name or names any certificate representing shares of Common Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

3. Payment of Purchase Price. The Purchase Price may be paid (a) in cash or by check, (b) by the surrender by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender, or (c) by any combination of the foregoing.

4. Net Issue Election. The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Common Stock equal to the value of this

Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the principal office of the Company. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

X=	Y(A-B)
A

where:	X =	the number of shares of Common Stock to be issued to the Holder pursuant to this Section 4.

	Y =	the number of shares of Common Stock covered by this Warrant in respect of which the net issue election is made pursuant to this Section 4.

	A =	the Fair Market Value (defined below) of one share of Common Stock as determined at the time the net issue election is made pursuant to this Section 4.

	B =	the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 4.

“Fair Market Value” of a share of Common Stock as of the date that the net issue election is made (the “Determination Date”) shall mean:

(i) If the net issue election is made in connection with and contingent upon the closing of the sale of the Company’s Common Stock to the public in a public offering pursuant to a Registration Statement under the 1933 Act (a “Public Offering”), and if the Company’s Registration Statement relating to such Public Offering (‘“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” specified in the final prospectus with respect to such offering.

(ii) If the net issue election is not made in connection with and contingent upon a Public Offering, then as follows:

(a) If traded on a securities exchange or the Nasdaq National Market, the fair market value of the Common Stock shall be deemed to be the average of the closing or last reported sale prices of the Common Stock on such exchange or market over the five day period ending five trading days prior to the Determination Date;

(b) If otherwise traded in an over-the-counter market, the fair market value of the Common Stock shall be deemed to be the average of the closing ask prices of the Common Stock over the five day period ending five trading days prior to the Determination Date; and

(c) If there is no public market for the Common Stock, then fair market value shall be determined in good faith by the Company’s Board of Directors.

5. Partial Exercise. This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.

6. Fractional Shares. In no event shall any fractional share of Common Stock be issued upon any exercise of this Warrant. If, upon exercise of this Warrant in its entirety, the Holder would, except as provided in this Section 6, be entitled to receive a fractional share of Common Stock, then the Company shall issue the next higher number of full shares of Common Stock, issuing a full share with respect to such fractional share.

7. Expiration Date; Automatic Exercise. This Warrant shall expire upon the earlier of (i) the close of business on March 8, 2012, or (ii) the close of business on the date that is one year after the date of the consummation of an initial public offering by the Company of its Common Stock to the public generally pursuant to a registration statement in an underwritten offering, and shall be void thereafter. Notwithstanding the foregoing, this Warrant shall automatically be deemed to be exercised in full pursuant to the provisions of Section 4 hereof, without any further action on behalf of the Holder, immediately prior to the time this Warrant would otherwise expire pursuant to the preceding sentence if the Fair Market Value of one share of the Common Stock is greater than the Purchase Price.

8. Reserved Shares; Valid Issuance. The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Common Stock, free from all preemptive or similar rights therein, as will be sufficient to permit the exercise of this Warrant in full. The Company further covenants that such shares as may be issued pursuant to such exercise will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

9. Stock Splits and Dividends. If after the date hereof the Company shall subdivide the Common Stock, by split-up or otherwise, or combine the Common Stock, or issue additional shares of Common Stock in payment of a stock dividend on the Common Stock, the number of shares of Common Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

10. Additional Rights. The other rights applicable to the Common Stock of the Company are set forth in the Amended and Restated Certificate of Incorporation, as amended from time to time (the “Articles”), a true and complete copy in its current form which is attached hereto as Exhibit A. Such rights shall not be restated, amended or modified in any manner which affects the Holder differently than the holders of Common Stock without such Holder’s prior written consent. The Company shall promptly provide the Holder hereof with any restatement, amendment or modification to the Articles promptly after the same has been made.

11. Mergers and Reclassifications. If after the date hereof the Company shall enter into any Reorganization (as hereinafter defined), then, as a condition of such

Reorganization, lawful provisions shall be trade, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such Reorganization by a holder of the number of shares of Common Stock which might have been purchased by the Holder immediately prior to such Reorganization, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder and the provisions relating to the net issue election) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof. For the purposes of this Section 11, the term “Reorganization” shall include without limitation any reclassification, capital reorganization or change of the Common Stock (other than as a result of a subdivision, combination or stock dividend provided for in Section 9 hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding Common Stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company.

12. Certificate of Adjustment. Whenever the Purchase Price is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of the Company’s chief financial officer setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

13. Notices of Record Date, Etc. In the event of:

(a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, sell or otherwise acquire or dispose of any shares of stock of any class or any other securities or property, or to receive any other right;

(b) any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets; or

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company; then in each such event the Company will provide or cause to be provided to the Holder a written notice thereof. Such notice shall be provided at least twenty (20) business days prior to the date specified in such notice on which any such action is to be taken.

14. Representations, Warranties and Covenants. This Warrant is issued and delivered by the Company and accepted by each Holder on the basis of the following representations, warranties and covenants made by the Company:

(a) The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder. This Warrant has been duly authorized issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) The shares of Common Stock issuable upon the exercise of this Warrant have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

(c) The issuance, execution and delivery of this Warrant do not, and the issuance of the shares of Common Stock upon the exercise of this Warrant in accordance with the terms hereof will not, (i) violate or contravene the Company’s Articles or by-laws, or any law, statute, regulation, rule, judgment or order applicable to the Company, (ii) violate, contravene or result in a breach or default under any contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or (iii) require the consent or approval of or the filing of any notice or registration with any person or entity.

(d) As long as this Warrant is, or any shares of Common Stock issued upon exercise of this Warrant are, issued and outstanding, the Company will provide to the Holder the financial and other information required to be provided to the Holder in accordance with Section 6.2 of that certain Loan and Security Agreement No. 4631 between the Company and Lighthouse Capital Partners V, L.P. dated as of March 8, 2005, provided, however, that the Holder’s information rights will be available with respect to any shares of Common Stock issued upon exercise of this Warrant only (A) if and so long as they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or (B) prior to the date such securities have been sold in a transaction exempt from the prospectus delivery requirements of the Securities Act so that all transfer restrictions and legends with respect thereto are removed upon consummation of such sale.

(e) So long as this Warrant has not terminated, Holder shall be entitled to receive such financial and other information as the Holder would be entitled to receive under the Company’s Series B Convertible Preferred Stock Purchase Agreement dated as of June 6, 2002, if Holder were a holder of that number of shares issuable upon full exercise of this Warrant.

(f) As of the date hereof, the authorized capital stock of the Company consists of (i) 40,000,000 shares of Common Stock, of which 7,155,141 shares are issued and outstanding and 192,307 shares are reserved for issuance upon the exercise of this Warrant, (ii) 8,293,679 shares of Series A Preferred Stock, of which 8,293,579 are issued and outstanding shares, and (iii) 15,426,936 shares of Series B Preferred Stock, of which 14,552,097 are issued and outstanding shares. Attached hereto as Exhibit B is a capitalization table summarizing the capitalization of the Company. Once per calendar quarter, the Company will provide Holder with a current capitalization table indicating changes, if any, to the number of outstanding shares of common stock and preferred stock.

15. Registration Rights. The Company grants to the Holder all the rights of a “Holder” and an “Investor” (but not a “Major Investor”) under the Company’s Amended and

Restated Investors’ Rights Agreement dated as of June 6, 2002 (the “Rights Agreement”), including, without limitation, the registration rights contained therein, and agrees to amend the Rights Agreement so that (i) the shares of Common Stock issuable upon exercise of this Warrant shall be “Registrable Securities,” and (ii) the Holder shall be a “Holder” and an “Investor” (but not a “Major Investor”) for all purposes of such Rights Agreement. The Holder agrees to execute and become subject to such Rights Agreement, including, without limitation, the Market Stand-Off Agreement contained therein, with respect to any of the Common Stock purchasable pursuant to the terms of this Warrant.

16. Amendment. The terms of this Warrant may be amended, modified or waived only with the written consent of the Holder.

17. Representations and Covenants of the Holder. This Common Stock Purchase Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder, which by its execution hereof the Holder hereby confirms:

(a) Investment Purpose. The right to acquire Common Stock contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b) Accredited Investor. Holder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

(c) Private Issue. The Holder understands (i) that the Common Stock issuable upon exercise of the Holder’s rights contained herein is not registered under fee 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 17.

(d) Financial Risk. The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

18. Notices, Transfers, Etc.

(a) Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at the address most recently provided by the Holder to the Company.

(b) Subject to compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to any or all of the shares purchasable hereunder. Upon surrender of this Warrant to the Company, together with the assignment notice annexed hereto duly executed, for transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, by the Holder for transfer with respect to a portion of the shares of Common Stock purchasable hereunder, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant covering the number of shares in respect of which this Warrant shall not have been transferred. Any transferee shall be subject to the same restrictions on transfer with respect to this Warrant as the Holder.

(c) In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of an affidavit of the Holder or other evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant.

(d) If required by the Company, in connection with each exercise and issuance of shares of Common Stock purchasable hereunder or in the connection with the transfer by the Holder to any transferee of this Warrant or any of the shares of Common Stock purchasable hereunder, the Holder or such transferee, as the case may be, will give (i) with respect to any exercise and issuance of shares of Common Stock, assurances in writing that the representations and covenants set forth in Section 17 above remain true and a-e confirmed as of the date of such exercise, and (ii) with respect to any transfer of this Warrant or any of the shares of Common Stock purchasable hereunder, assurances in writing that the representations and covenants set forth in Section 17 above are true with respect to such transferee and are confirmed and acknowledged by such transferee.

19. No Impairment. The Company will not, by amendment of its Articles or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.

20. Governing Law. The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware.

21. Successors and Assigns. This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.

22. Business Days. If the last or appointed day for the taking of any action required of the expiration of any rights granted herein shall be a Saturday or Sunday or a legal holiday in California, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.

23. Value. The Company and the Holder agree that the value of this Warrant on the date of grant is $100.

24. No Shareholder Rights Until Exercise. No Holder hereof, solely by virtue of this Warrant, shall be entitled to any rights as a shareholder of the Company. Holder shall have all rights of a shareholder with respect to securities purchased upon exercise hereof as of the next succeeding day on which the transfer books of the Company are open after the date on which a subscription form for such exercise, accompanied by appropriate payment of the Purchase Price or an appropriate Net Issue Election Notice, as the case may be, is received by the Company.

ATRICURE, INC.

By:
Name:
Title:

Subscription

To:	Date:

The undersigned hereby subscribes for              shares of Common Stock covered by this Warrant. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

Net Issue Election Notice

To:	Date:

The undersigned hereby elects under Section 4 to surrender the right to purchase              shares of Common Stock pursuant to this Warrant. The certificate(s) for such shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

Assignment

For value received                      hereby sells, assigns and transfers unto ________________________________________ ____________________________________________________________________________________________________________________

[Please print or typewrite name and address of Assignee] the within Warrant, and does hereby irrevocably constitute and appoint                              its attorney to transfer the within Warrant on the books of the within named Company with full power of substitution on the premises.

Dated:

In the Presence of:

EXHIBIT A

Amended and Restated Certificate of Incorporation

See attached pages.

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 10:00 AM 06/06/2002

020362819 – 3304415

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ATRICURE, INC.

AtriCure, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) DOES HEREBY CERTIFY:

FIRST:	That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted proposing and declaring advisable that the Certificate of Incorporation of the Corporation be amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

	RESOLVED:	That the Board of Directors of the Corporation recommends and deems it advisable that the Certificate of Incorporation of the Corporation be amended by deleting Article IV thereof and substituting for said Article IV the new Article IV set forth on Exhibit A attached hereto; and

	RESOLVED:	That the aforesaid proposed amendment be submitted to the stockholders of the Corporation for their consideration; and

	RESOLVED:	That following the approval by the stockholders of the aforesaid amendment (the “Amendment”) as required by law, the officers of the Corporation be, and they hereby are, and each of them hereby is, authorized and directed (i) to prepare, execute and file with the Secretary of State of the State of Delaware a Certificate of Amendment setting forth the Amendment in the form approved by the stockholders and (ii) to take any and all other actions necessary, desirable or convenient to give effect to the Amendment or otherwise to carry out the purposes of the foregoing Resolutions.

SECOND:	That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to the Amendment in accordance with the provisions of section 228 of the General Corporation Law of the State of Delaware, and written notice of the adoption of the Amendment has been given as provided in section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD:	That the Amendment was duly adopted in accordance with the applicable provisions of sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, AtriCure, Inc. has caused this certificate to be signed by its President this 5th day of June 2002.

ATRICURE, INC.

By:	/s/ Michael D. Hooven
Name:	Michael D. Hooven
Title:	President

EXHIBIT A

IV.

The total number of shares of all classes of stock which the Corporation has authority to issue is 63,720,615 shares, consisting of (i) 40,000,000 shares of Common Stock, par value $.0001 per share (the “Common Stock”), and (ii) 23,720,615 shares of Preferred Stock, par value $.0001 per share (the “Preferred Stock”), of which 8,293,679 shares are designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and 15,426,936 shares are designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”).

Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the sum of the number of shares of Common Stock then outstanding and the number of shares of Common Stock to be reserved pursuant to Subsection 2(1) below) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if converted basis).

The powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class or series of stock of the Corporation shall be as follows:

Section 1. Liquidation Rights.

(a) Liquidation Payments.

(i) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any other stock of the Corporation, (a) the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock an amount equal to $0.63 per share of Series A Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series A Preferred Stock; such price per share, the “Original Series A Per Share Price”), plus all dividends accrued or declared thereon but unpaid (if any), to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up, and (b) the holders of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock an amount equal to $1.43 per share of Series B Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series B Preferred Stock; such price per share, the “Original Series B Per Share Price”) plus all dividends accrued or declared thereon but unpaid (if any), to and including the date full payment shall be tendered to the holders of the Series B Preferred Stock with respect to such liquidation, dissolution or winding up.

If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series A Preferred Stock and Series B Preferred Stock of all amounts distributable to them under this Subsection l(a)(i), then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Subsection l(a)(i).

No payment shall be made with respect to the Common Stock unless and until full payment has been made to the holders of the Preferred Stock of the amounts that they are entitled to receive under this Subsection l(a)(i).

(ii) After the payments described in Subsection l(a)(i) shall have been made in full to the holders of the Preferred Stock, or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of Preferred Stock, the remaining assets available for distribution shall be distributed among the holders of the Common Stock, Series A Preferred Stock and Series B Preferred Stock ratably in proportion to the number of shares of Common Stock then held by them or issuable to them upon conversion of the Series A Preferred Stock or Series B Preferred Stock then held by them. Such ratable distribution of the remaining assets shall continue until such time as (x) the holders of the Series A Preferred Stock have received aggregate distributions under Subsections l(a)(i) and l(a)(ii) equal to $1.89 per share (in the case of the cessation of participation of the holders of Series A Preferred Stock) and (y) the holders of the Series B Preferred Stock have received aggregate distributions under Subsections l(a)(i) and l(a)(ii) equal to $4.29 per share (in the case of the cessation of participation of the holders of Series B Preferred Stock). After such time as the holders of the Series A Preferred Stock and the Series B Preferred Stock have received distributions totaling $1.89 per share and $4.29 per share, respectively, all remaining assets shall be distributed ratably exclusively to the holders of the Common Stock (and not to any holders of Preferred Stock).

(iii) Upon conversion of shares of Preferred Stock into shares of Common Stock pursuant to Section 2 below, the holders of such Common Stock shall not be entitled to any preferential payment or distribution in case of any liquidation, dissolution or winding up, but shall share ratably in any distribution of the assets of the Corporation to all the holders of Common Stock.

(iv) The amounts payable with respect to shares of Preferred Stock under this Subsection l(a) are sometimes hereinafter referred to as “Liquidation Payments.”

(v) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(b) Distributions Other than Cash. Whenever the distributions provided for in this Section 1 shall be payable in property other than cash, the value of such distributions shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. The Corporation shall give prompt written notice of such valuation to each holder of Preferred Stock. Any securities shall be valued as follows:

(i) If traded on a securities exchange or through the NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the distribution;

(ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution;

(iii) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors; and

(iv) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be made with an appropriate discount from the market value determined as above to reflect the approximate fair market value thereof, as determined by the Board of Directors.

(c) Merger as Liquidation, etc. The merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) in voting power of the capital stock of the surviving corporation, in which case the provisions of Subsection 2(h) shall apply), the closing of any transaction, or series of transactions, in which more than fifty percent (50%) of the voting power of the Corporation is sold to another corporation or entity or the sale of all, or substantially all, of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Section 1, unless the holders of (i) at least sixty percent (60%) of the then issued and outstanding shares of Series A Preferred Stock; and (ii) at least a majority in interest of the then issued and outstanding shares of Series B Preferred Stock, each such series voting as separate classes, elect to the contrary, such election to be made by giving written notice thereof to the Corporation at least five (5) days before the effective date of such event. If such notice is given with respect to the Series A Preferred Stock and Series B Preferred Stock, the provisions of Subsection 2(h) shall apply to such Preferred Stock. Unless such election is made by the requisite holders of a series of Preferred Stock, any amounts received by the holders of such series of Preferred Stock as a result of such merger or consolidation shall be deemed to be applied toward, and all consideration received by the Corporation in such asset sale together with all other available assets of the Corporation shall be distributed toward, the Liquidation Payments in the order of preference set forth in Subsection l(a).

(d) Notice. Notice of any proposed liquidation , dissolution or winding up of the affairs of the Corporation (including any merger, consolidation, sale of capital stock or sale of assets which may be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation under Subsection l(c)), stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be given to the holders of record of Preferred Stock not less than thirty (30) days prior to the payment date stated therein. Any holder of outstanding shares of Preferred Stock may waive notice required by this Subsection by a written document specifically indicating such waiver.

Section 2. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert; Conversion Price. Each share of Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the principal executive office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Issuance Price by the Conversion Price for such series, determined as hereinafter provided, in effect at the time of conversion. The “Issuance Price” shall be $0.63 per share for the Series A Preferred Stock and $1.43 per share for the Series B Preferred Stock. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Preferred Stock without the payment of any additional consideration by the holder thereof (the “Conversion Price”) shall initially be $0.63 per share of Common Stock for the Series A Preferred Stock and $1.43 per share of Common Stock for the Series B Preferred Stock subject, in each case, to adjustment in order to adjust the number of shares of Common Stock into which the Preferred Stock is convertible, as hereinafter provided. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

(b) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the Conversion Price then in effect for such series of Preferred Stock, upon the closing of a firm commitment underwritten public offering (a “Qualified Public Offering”) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”), covering the offer and sale of Common Stock for the account of the Corporation to the public at an offering price per share (prior to underwriter commissions and discounts) of not less than $4.29 (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications or other like transactions effected by the Corporation in respect of its Common Stock) and with proceeds (after deduction of underwriters’ commissions and expenses) to the Corporation of not less than $30,000,000.00 (in the event of which Qualified Public Offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted the Preferred Stock until the closing of such Qualified Public Offering). Notwithstanding the foregoing, a registration relating solely to a transaction under Rule 145 under the Act (or any successor thereto) or to an employee benefit plan of the Corporation shall not be deemed to be a Qualified Public Offering causing the automatic conversion of the Preferred Stock into shares of Common Stock.

(ii) With respect to the Series A Preferred Stock, each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock, based on the Conversion Price then in effect for the Series A Preferred Stock, upon the written election of the holders of not less than sixty percent (60%) of the then issued and outstanding shares of Series A Preferred Stock, voting as a separate class. With respect to the Series B Preferred Stock, each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock, based on the Conversion Price then in effect for the Series B Preferred Stock, upon the written election of the holders of not less than fifty percent (50%) of the then issued and outstanding shares of Series B Preferred Stock, voting as a separate class.

(c) Mechanics of Automatic Conversions. Upon the occurrence of either of the events specified in Subsection 2(b), the outstanding shares of the applicable series of Preferred Stock shall be converted automatically without any further action by the holders of shares of such series and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, that all holders of shares of Preferred Stock being converted shall be given written notice of the occurrence of the event specified in Subsection 2(b) triggering such conversion, including the date such event occurred (the “Automatic Conversion Date”), and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock being converted are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or any transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. On the Automatic Conversion Date, all rights with respect to the series of Preferred Stock so converted, shall terminate, except any of the rights of the holder thereof, upon surrender of the holder’s certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such series of Preferred Stock has been converted, together with cash in an amount equal to all dividends declared but unpaid on, and any and all other amounts owing with respect to, the shares of Preferred Stock converted to and including the time of conversion. Upon the automatic conversion of any Preferred Stock, the holders of such series of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by the holder’s attorney duly authorized in writing. Upon surrender of such certificates there shall be issued and delivered to such holder, promptly at such office and in the holder’s name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock so surrendered were convertible on the date on which such automatic conversion occurred, together with cash in an amount equal to all dividends declared but unpaid on, and any and all other amounts owing with respect to, the shares of Preferred Stock converted to and including the time of conversion. No fractional share of Common Stock shall be issued upon automatic conversion of any Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock on the Automatic Conversion Date, as determined in good faith by the Corporation’s Board of Directors.

(d) Mechanics of Optional Conversions. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock pursuant to Subsection 2(a), the holder shall surrender the certificate or certificates therefor at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the holder’s name or the name or names of the holder’s nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. On the date of conversion, all rights with respect to the Preferred Stock so converted, shall terminate, except any of the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted and cash in an amount equal to all dividends declared but unpaid on, and any and all other amounts owing with respect to, the shares of Preferred Stock being converted to and including the time of conversion. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by the holder’s attorney duly authorized in writing. No fractional share of Common Stock shall be issued upon optional conversion of any Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then current fair market value of one share of Common Stock, as determined in good faith by the Corporation’s Board of Directors. The Corporation shall, as soon as practicable (but in no event later than five (5) business days) after surrender of the certificate or certificates for conversion, issue and deliver at such office to such holder of Preferred Stock, or to the holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share and cash in an amount equal to all dividends declared but unpaid thereon and any and all other amounts owing with respect thereto at such time. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(i) If the conversion is in connection with an underwritten offering of securities pursuant to the Act the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(ii) If the conversion is in connection with a liquidation described in Subsection l(c) above, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the consummation of the liquidation, in which event the person(s) entitled to receive the Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the consummation of the liquidation.

(e) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Subsection 2(e), the following definitions shall apply:

(1) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(2) “Original Issue Date” shall mean the first date on which a share of Series B Preferred Stock was issued.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares of capital stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 2(e)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than:

(A) all shares of Common Stock issuable upon conversion of, or as a dividend upon, shares of Preferred Stock;

(B) 4,500,000 shares of Common Stock reserved in connection with Options issued or to be issued under the Corporation’s 2001 Stock Option Plan, as amended or restated, to officers, directors, employees, advisors or consultants of the Corporation, which number of reserved shares may be increased by the approval of at least a majority of the Corporation’s Board of Directors (provided that such majority includes all directors elected exclusively by the holders of Preferred Stock in accordance with Section 5(b)(i) and 5(b)(ii) (the “Preferred Directors”)); notwithstanding the foregoing, any shares of Common Stock issued or deemed to be issued primarily for equity financing purposes shall be Additional Shares of Common Stock;

(C) all shares of Common Stock issued or issuable to financial institutions, equipment lessors or other commercial lenders in connection with commercial credit agreements, equipment financings or other similar financings, which are approved by at least a majority of the Corporation’s Board of Directors (provided that such majority includes all Preferred Directors); notwithstanding the foregoing, any shares of Common Stock issued or deemed to be issued primarily for equity financing purposes shall be Additional Shares of Common Stock;

(D) all shares of Common Stock issued or issuable pursuant to agreements to license technology and/or provide sponsored research, which are approved by at least a majority of the Corporation’s Board of Directors (provided that such majority includes all Preferred Directors); notwithstanding the foregoing, any shares of Common Stock issued or deemed to be issued primarily for equity financing purposes shall be Additional Shares of Common Stock; and

(E) for which adjustment to the Conversion Price for such series of Preferred Stock is made pursuant to Subsection 2(e)(vi).

(ii) No Adjustment of Conversion Price. Except as set forth in Subsection 2(e)(vi), no adjustment in the number of shares of Common Stock into which each share of Preferred Stock is convertible shall be made, by adjustment of the Conversion Price for such series of Preferred Stock, in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock (determined pursuant to Subsection 2(e)(v)) issued or deemed to be issued by the Corporation is less than the Conversion Price for such series of Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Share of Common Stock.

(iii) Deemed Issue of Additional Shares of Common Stock.

(1) Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price as adjusted upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be readjusted to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any decrease in the consideration payable to the Corporation, or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price as adjusted upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease or increase becoming effective, be readjusted to reflect such decrease or increase insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(D) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price as adjusted upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be readjusted as if:

(I) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(II) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Subsection 2(e)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(E) no readjustment pursuant to this Section 2(e) shall have the effect of increasing the applicable Conversion Price for a series of Preferred Stock; and

(F) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Subsection 2(e)(iii) as of the actual date of their issuance.

(2) Stock Dividends, Stock Distributions and Subdivisions. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued with respect to the Preferred Stock:

(A) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution; or

(B) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

If such record date shall have been fixed and no part of such dividend or distribution shall have been paid on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Subsection 2(e)(iii) as of the time of actual payment of such dividend or distribution.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event that at any time or from time to time after the Original Issue Date, the Corporation shall issue Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Subsection 2(e)(iii)(l) but excluding Additional Shares of Common Stock deemed to be issued pursuant to Subsection 2(e)(iii)(2), which event is dealt with in Subsection 2(e)(vi)(l)), without consideration or for a consideration per share less than the Conversion Price for Series A Preferred Stock or Series B Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the then-existing Conversion Price for such affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price determined in accordance with the following formula:

	NCP	=	P1Q1 + AC
Q1 + Q2
where:
	NCP	=	New Conversion Price.

	P1	=	Conversion Price in effect immediately prior to new issue.

	Q1	=	Number of shares of Common Stock outstanding, or deemed to be outstanding as set forth below, immediately prior to such issue.

	AC	=	The aggregate consideration received by the Corporation for the shares of Common Stock issued, or deemed to have been issued, in the subject transaction.

	Q2	=	Number of shares of Common Stock issued, or deemed to have been issued, in the subject transaction.

provided, that for the purpose of this Subsection 2(e)(iv), all shares of Common Stock issuable upon conversion of shares of Preferred Stock outstanding immediately prior to such issue shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Subsection 2(e)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this Subsection 2(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property: Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amounts of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Corporation’s Board of Directors; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Corporation’s Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 2(e)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Adjustment for Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

(1) Stock Dividends, Distributions or Subdivisions. In the event the Corporation shall be deemed to issue Additional Shares of Common Stock pursuant to Subsection 2(e)(iii)(2) in a stock dividend, stock distribution or subdivision, the Conversion

Price in effect immediately before such deemed issuance shall, concurrently with the effectiveness of such deemed issuance, be proportionately decreased.

(2) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(f) Adjustments for Certain Dividends and Distributions. In the event that at any time or from time to time after the Original Issue Date the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in assets or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in this Section 2, then and in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of assets or securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such assets or securities receivable by them as aforesaid during such period, giving application during such period to all adjustments called for herein.

(g) Adjustment for Reclassification, Exchange, or Substitution. In the event that at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or series of stock or other securities or property, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a merger, consolidation, or sale of assets provided for below), then and in each such event the holder of Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by the holder of a number of shares of Common Stock equal to the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(h) Adjustment for Merger, Consolidation or Sale of Assets. In the event that at any time or from time to time after the Original Issue Date, the Corporation shall merge or consolidate with or into another entity or sell all or substantially all of its assets (other than a consolidation, merger or sale which is treated as a liquidation with respect to the Preferred Stock pursuant to Subsection 1(c)), each share of Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of Preferred Stock would have been entitled to receive upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Corporation’s Board of Directors) shall be made in the application of the provisions set forth in this Section 2 with respect to the rights and interest thereafter of the holders of such Preferred Stock, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of such Preferred Stock.

(i) No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and mail to each affected holder of Preferred Stock, by first class mail, postage prepaid, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The certificate shall set forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each share of Preferred Stock affected.

(k) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Preferred Stock:

(A) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (i) and (ii) above; and

(B) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(l) Common Stock Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(m) Certain Taxes. The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of Preferred Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of the Preferred Stock.

(n) Closing of Books. The Corporation shall at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion or transfer of such Preferred Stock or Common Stock.

(o) Good Faith. If any event occurs as to which in the reasonable opinion of the Board of Directors of the Corporation, in good faith, the other provisions of this Section 2 are not strictly applicable but the lack of any adjustment in the Conversion Price would not in the reasonable opinion of the Board fairly protect the Conversion Rights of the holders of such Preferred Stock in accordance with the basic intent and principles of such provisions, or if strictly applicable would not fairly protect the Conversion Rights of the holders of such Preferred Stock in accordance with the basic intent and principles of such provisions, then the Board of Directors of the Corporation shall cause the Corporation forthwith to make such adjustment, if any, to the Conversion Price, on a basis consistent with the basic intent and principles of this Section 2, as it in good faith considers necessary to preserve, without dilution, the Conversion Rights of all the holders of such Preferred Stock.

Section 3. Redemption Event.

(a) Upon request in writing to the Corporation by either (y) the holders of at least 66 2/3% in interest of the then issued and outstanding shares of Series A Preferred Stock, making a request as a separate class or (z) the holders of at least a majority in interest of the then issued and outstanding shares of Series B Preferred Stock, making a request as a separate class (the holders of such requesting series of Preferred Stock, the “Requesting Holders,” and such request, an “Initial Redemption Request”), the Requesting Holders may cause the Corporation, on June 6, 2007 and on each of the first and second anniversaries thereof (each such date being referred to hereinafter as a “Redemption Date”), to redeem from all holders of such series of Preferred Stock, at the Original Series A Per Share Price or the Original Series B Per Share Price, as applicable, plus (i) any dividends declared or accrued but unpaid thereon, if any, and (ii) (x) if Series A Preferred Stock, an amount equal to fifteen percent (15%) per annum (by simple interest calculation) of the Original Series A Per Share Price from the date of May 25, 2001 through and until the applicable Redemption Date or (y) if Series B Preferred Stock, an amount equal to fifteen percent (15%) per annum (by simple interest calculation) of the Original Series B

Per Share Price from the date of June 6, 2002 through and until the applicable Redemption Date (the redemption price for the Series A Preferred Stock or Series B Preferred Stock, as applicable, the “Redemption Price”), the following respective portions of the number of issued and outstanding shares of Preferred Stock held by all holders of such series of Preferred Stock on the applicable Redemption Date:

Redemption Date	Portion of Shares of Preferred Stock To Be Redeemed
June 6, 2007	33 1/3%
June 6, 2008	66 2/3%
June 6, 2009	100%

(b) If any of the outstanding shares of a particular series of Preferred Stock are redeemed by the Corporation pursuant to Subsection 3(a) above, then all outstanding shares of such series of Preferred Stock must be redeemed by the Corporation in accordance with Subsection 3(a). However, if the funds of the Corporation legally available for redemption of Preferred Stock on any Redemption Date are insufficient to redeem the entire number of shares of Preferred Stock required under this Section 3 to be redeemed on such date, then those funds which are legally available will be used to redeem the maximum possible number of such shares of Preferred Stock ratably on the basis of the number of shares of Preferred Stock which would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem the entire number of shares of Preferred Stock required to be redeemed on such date. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence. The portion of the Redemption Price due but unpaid on any Redemption Date shall accrue interest at the rate of fifteen percent (15%) per annum until paid, and any payments by the Corporation shall be applied first to such interest and then to reducing the amount of the unpaid Redemption Price.

(c) The Corporation shall provide notice of its receipt of an Initial Redemption Request, specifying the time, manner and place of redemption and the Redemption Price (a “Redemption Notice”), by first class or registered mail, postage prepaid, to each holder of record of Preferred Stock at the address for such holder as last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not less than thirty (30) days prior to the applicable Redemption Date. All holders of record of the series of Preferred Stock that did not make such Initial Redemption Request may nonetheless elect to become, together with the initial Requesting Holders, the “Requesting Holders” on such Redemption Date if written notice(s) is mailed to the Corporation, by first class or registered mail, postage prepaid, at least ten (10) days prior to applicable Redemption Date, which notice(s) includes the requisite percent of the then issued and outstanding shares of such series of Preferred Stock necessary to make an Initial Redemption Request pursuant to Subsection 3(a) above.

(d) Upon receipt by the Corporation of an Initial Redemption Request, the Corporation will become obligated to redeem on the applicable Redemption Date all then outstanding shares of the applicable series of Preferred Stock in accordance with Subsection 3(a) (other than the shares of such series of Preferred Stock as are duly converted pursuant to Section 2 hereof prior to the close of business on the fifth (5th) full day preceding the Redemption Date). Except as provided in Subsection 3(b) above, each Requesting Holder shall surrender to the Corporation on the applicable Redemption Date the certificate(s) representing the shares to be redeemed on such date, in the manner and at the place designated in the Redemption Notice. Thereupon, the Redemption Price shall be paid to the order of each such Requesting Holder and each certificate surrendered for redemption shall be canceled. In the case less than all Preferred Stock represented by any certificate is redeemed in any redemption pursuant to this Section 3, a new certificate will be issued representing the unredeemed Preferred Stock without cost to the holder thereof.

(e) Until a share of Preferred Stock is actually redeemed, each such share shall be entitled to any dividends declared upon such series of Preferred Stock and, until a share of Preferred Stock is actually redeemed, all rights of the holder of such share as a stockholder of the Corporation by reason of the ownership of such share (including, without limitation, voting rights and conversion rights) will continue in full force and effect.

Section 4. Restrictions.

(a) At any time when at least 1,000,000 shares of Preferred Stock are outstanding, except where the vote of the holders of a greater number of shares of Series A Preferred Stock and/or Series B Preferred Stock is required by law or by this Certificate of Incorporation, and in addition to any other vote required by law or by this Certificate of Incorporation, without the affirmative vote or written consent of both: (y) the holders of at least a majority in interest of the then issued and outstanding shares of Series A Preferred Stock; and (z) the holders of at least a majority in interest of the then issued and outstanding shares of Series B Preferred Stock, voting as separate classes, the Corporation will not:

(i) amend, alter or change the designation of any preferences, voting or other powers, qualifications, or special or relative rights or privileges of any series of Preferred Stock that adversely affects such Preferred Stock or the holders thereof;

(ii) increase or decrease (other than pursuant to a redemption or conversion contemplated by this Certificate of Incorporation) the authorized number of shares of any series of Preferred Stock;

(iii) create, authorize or issue any class or series of stock having any preference or priority over or being on a parity with any such preference or priority of any series of Preferred Stock or any security convertible into or exchangeable or exercisable for any such class a series of stock;

(iv) effect any license of the Corporation’s technology, other than in the ordinary course of business, in such a manner as to have the same economic effect as the sale of all or substantially all of the properties or assets of the Corporation;

(v) effect any liquidation, dissolution or winding up of the Corporation;

(vi) effect any sale, lease, assignment, transfer or other conveyance (other than the grant of a mortgage or security interest in connection with indebtedness for borrowed money) of all or substantially all of the properties or assets of the Corporation;

(vii) effect any amendment, alteration or change of this Certificate of Incorporation that adversely affects any of the rights of any series of Preferred Stock set forth in this Certificate of Incorporation or by law;

(viii) effect any redemption or repurchase with respect to any shares of Common Stock (except for acquisitions of Common Stock by the Corporation pursuant to agreements approved by the Corporation’s Board of Directors that permit the Corporation to repurchase such shares at no greater amount than their original purchase price upon termination of services to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer);

(ix) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any shares of Preferred Stock otherwise than by redemption in accordance with Section 3 hereof or by conversion in accordance with Section 2 hereof;

(x) reissue any share of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise;

(xi) effect any reclassification or other change of any stock, or any recapitalization of the Corporation;

(xii) permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to the Corporation or any of its wholly-owned subsidiaries, any stock of such subsidiary;

(xiii) change the authorized number of directors of the Corporation, or the number as to which the Preferred Stock has special voting rights, or the manner in which the Preferred Stock may exercise its special voting rights;

(xiv) effect any consolidation or merger involving the Corporation or any of its subsidiaries (not including a consolidation or merger involving only the Corporation and one or more of its wholly-owned subsidiaries and no other entities, or a consolidation or merger involving only two or more of the Corporation’s wholly-owned subsidiaries and no other entities); or

(xv) effect any transaction or series of transactions by which the Corporation issues securities having voting power in excess of fifty percent (50%) of the total voting power of all securities of the Corporation immediately prior to such transaction or transactions, or otherwise having the effect of transferring voting power in excess of fifty percent (50%) of the total voting power of all securities of the Corporation immediately prior to such transaction or transactions (for purposes of determining voting power for this subsection, all securities convertible into Common Stock shall be assumed to have been converted, and all options, warrants and other rights to acquire Common Stock or other securities convertible into Common Stock, whether then or at some time in the future, shall be assumed to have been exercised).

(b) Notwithstanding any other provision of this Certificate of Incorporation or the Corporation’s Bylaws to the contrary, written notice of any action specified in Subsection 4(a) shall be given to each holder of Preferred Stock entitled to vote or consent with respect to such action at least twenty (20) days before the date on which the books of the Corporation shall close or a record shall be taken with respect to such proposed action, or, if there shall be no such date, at least twenty (20) days before the date when such proposed action is scheduled to take place. Any holder of outstanding shares of Preferred Stock may waive any notice required by this Subsection 4(b) by a written document specifically indicating such waiver.

Section 5. Voting Rights.

(a) Voting by Preferred Stock and Common Stock. Except as otherwise required by law or set forth in this Certificate of Incorporation, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to notice of any meeting of stockholders and shall vote together with the holders of Common Stock as a single class upon any matter submitted to the stockholders for a vote. With respect to all questions as to which, by law or by this Certificate of Incorporation, stockholders are required to vote by classes or series, each of the Series A Preferred Stock and Series B Preferred Stock shall vote as separate classes apart from the Common Stock. Shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock shall entitle the holders thereof to the following number of votes on any matter as to which they are entitled to vote:

(i) holders of Common Stock shall have one vote per share; and

(ii) holders of Series A Preferred Stock and Series B Preferred Stock shall have that number of votes per share as is equal to the number of shares of Common Stock (including fractions of a share) into which each such share of Series A Preferred Stock or Series B Preferred Stock (as the case may be) held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting or on the date of any written consent.

(b) Election of Directors.

(i) At each election of the Corporation’s directors, the holders of a majority in interest of the then issued and outstanding shares of Series A Preferred Stock (voting as a separate single class) will elect two (2) directors.

(ii) At each election of the Corporation’s directors, the holders of a majority in interest of the then issued and outstanding shares of Series B Preferred Stock (voting as a separate single class) will elect two (2) directors.

(iii) At each election of the Corporation’s directors, the holders of a majority in interest of the then issued and outstanding shares of Common Stock (voting as a separate single class, and excluding shares of Preferred Stock convertible into shares of Common Stock) will elect three (3) directors.

(iv) At each election of the Corporation’s directors, the holders of a majority in interest of the Common Stock, Series A Preferred, and Series B Preferred (voting as a single class on an as-converted basis), will elect one (1) director.

(v) Notwithstanding any Bylaw provisions to the contrary, only the stockholders entitled to elect a particular director shall be entitled to remove such director or to fill a vacancy in the seat formerly held by such director, all in accordance with the applicable provisions under Delaware law.

(c) Number of Board of Directors. Any provision of the Bylaws of the Corporation to the contrary notwithstanding, the number of directors constituting the entire Board of Directors of the Corporation may not be increased above eight (8) without the prior written consent of the holders of at least a majority of the then issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock (voting as a single class).

(d) Calling of Stockholder Meetings. In addition to any rights which may be available under the Corporation’s Bylaws or otherwise under law, the holders of not less than twenty-five percent (25%) in voting power of the then issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock (voting as a single class) shall be entitled to call meetings of the stockholders of the Corporation. Within five (5) business days after written application by such holders of Preferred Stock, the President or Secretary, or such other officer of the Corporation as may be authorized in the Bylaws of the Corporation to give notice of meetings of stockholders of the Corporation, shall notify each stockholder of the Corporation entitled to such notice of the date, time, place and purpose of such meeting. No meeting of stockholders called pursuant to this Subsection 5(d) shall take place more than fourteen (14) days after the date notice of such meeting is given.

(e) Vacancies on Board.

(i) In the case of any vacancy in the office of a director occurring among the directors elected by the holders of any series of Preferred Stock voting as a separate single class, the remaining director or directors so elected by the holders of such series of Preferred Stock may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. If there is no director remaining who had been elected by the holders of such series of Preferred Stock, then the holders of a majority of the shares of such series of Preferred Stock shall elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant.

(ii) In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Common Stock voting as a separate single class, the remaining director or directors so elected by the holders of the Common Stock may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. If there is no director remaining who had been elected by the holders of the Common Stock, then the holders of a majority of the shares of the Common Stock shall elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant.

(f) Termination of Certain Voting Rights. The method for election of directors set forth in Subsection 5(b) above, the restriction on the size of the Corporation’s Board of Directors set forth in Subsection 5(c) above and the ability of the holders of Preferred Stock to call a stockholder meeting set forth in Subsection 5(d) above shall all automatically terminate and be of no further force or effect upon the earliest to occur of (1) a Qualified Public Offering, (2) the merger or consolidation of the Corporation with or into any other corporation or entity that results in all Preferred Stock being converted into Common Stock (unless stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the surviving or acquiring corporation thereafter, and for the purposes of this calculation, voting securities of the surviving or acquiring corporation which any stockholder of the corporation owned immediately prior to such merger or consolidation as stockholders of another party to the transaction shall be disregarded) or (3) when less than 1,000,000 shares of Preferred Stock (excluding shares of Common Stock issued upon the conversion of any shares of Preferred Stock) are outstanding.

Section 6. Dividends.

(a) The holders of Preferred Stock shall be entitled to receive, when and if declared by the Corporation’s Board of Directors, out of any funds legally available therefor, preferential non-cumulative dividends in cash at the rate of (i) five and four-hundredths cents ($0.0504) per share (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares) per annum for each share of Series A Preferred Stock, and (ii) eleven and forty-four-hundredths cents ($0.1144) per share (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares) per annum for each share of Series B Preferred Stock. Any such dividends shall be distributed ratably among the holders of Series A Preferred Stock and Series B Preferred Stock in proportion to the full amount each such holder is otherwise entitled to receive under this Subsection 6(a).

(b) No dividends or other distributions (whether payable in cash, securities, property or other assets) shall be paid on any Common Stock until (i) all dividends accrued or declared but unpaid on the Preferred Stock shall have been paid in full and (ii) in the event that the Corporation’s Board of Directors have not declared a dividend on the Preferred Stock during the then-current calendar year, all dividends are paid in full on the Preferred Stock as if such Board had declared a dividend on the Preferred Stock pursuant to Subsection 6(a) above during the then-current calendar year.

(c) Subject to Subsection 6(b) above, dividends and distributions may be declared and paid on Common Stock from funds lawfully available therefor as and when determined by the Board of Directors of the Corporation; provided, however, that when and as dividends and distributions are declared and paid on shares of Common Stock, the Corporation shall declare and pay at the same time to each holder of Preferred Stock, in addition to that which may be paid to satisfy the conditions set forth in Subsection 6(b) above, a dividend or distribution equal to the dividend or distribution which would have been payable to such holder if the shares of Preferred Stock held by such holder had been converted into Common Stock on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution.

(d) No dividends or distributions shall be declared or paid on the Common Stock or Preferred Stock except as set forth in this Section 6.

(e) As used herein, “distribution” means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of Common Stock) or the purchase of shares of capital stock of the Corporation for cash or property.

(f) The prohibition on payment of dividends and other distributions set forth in Subsection 6(d) above shall not apply to:

(i) Dividends payable solely in the Common Stock of the Corporation approved by the board of directors (including each of the Preferred Directors);

(ii) Acquisitions of Common Stock by the Corporation at a price not greater than the amount paid by service providers for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, so long as such acquisition is approved by the board of directors (including each of the Preferred Directors);

(iii) Acquisitions of Common Stock by the Corporation pursuant to its right of repurchase set forth in the Stock Repurchase Agreement, dated as of May 25, 2001, among the Corporation, Michael D. Hooven and Susan Spies;

(iv) Acquisitions of stock in exercise of the Corporation’s right of first refusal upon a proposed transfer approved by the board of directors (including each of the Preferred Directors); or

(v) A distribution pursuant to Section 1 above.

Section 7. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

Section 8. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the shares of Common Stock.

Section 9. Notices. All notices and other communications to any party required or permitted to be sent pursuant to this Article IV (collectively, “Notices”) shall be contained in a written instrument addressed to such party at such party’s address as it appears on the books of the Corporation and shall be deemed given (a) when delivered in person or duly sent by fax showing confirmation of receipt, (b) five (5) days after being duly sent by first class mail, postage prepaid (other than in the case of Notices to or from any non-U.S. resident, which Notices must be sent in the manner specified in clause (a) or (c)), or (c) two (2) days after being duly sent by DHL, Fedex or other recognized express international courier service.

EXHIBIT B

Capitalization Table.

Atricure, Inc.

Capital Structure

Investor	Series A	Series B	Bridge Note	Warrant Coverage 30%	Common	Stock Options	Total Ownership	Total Ownership %
US Venture Partners	3,968,254	4,393,705	1,200,700	360,210		0	9,922,869	28.598%
Camden Partners		3,496,503					3,496,503	10.077%
Charter Ventures	1,587,302	930,070	473,217	141,966			3,132,555	9.028%
Foundation Medical Partners, L.P.		2,097,902					2,097,902	6.046%
Hooven, Michael D. - Irrevocable Trust					1,270,000		1,270,000	3.660%
Spies, Susan - Irrevocable Trust					1,270,000		1,270,000	3.660%
Drachman, David						1,200,000	1,200,000	3.458%
Weldon Foundation, The	810,125		105,944	31,783			947,852	2.732%
Harrison, M.D. Donald C.	372,916		111,595	33,478	250,000	43,000	810,989	2.337%
New England Partners Capital, L.P.		699,301					699,301	2.015%
Partisan Management Group Inc.	545,767		105,944	31,783			683,494	1.970%
Robards, Karen P.	165,740	209,790	66,391	19,917	189,000	15,000	665,838	1.919%
Cassidy, Karen J.	82,870		24,721	7,416	490,000	0	605,007	1.744%
Weldon, Carol J.	82,429		216,832	65,050	140,000		504,311	1.453%
Weldon, Norm					465,000	0	465,000	1.340%
Hooven, Michael D.	41,435					350,000	391,435	1.128%
Lifschultz, Lowell S.	165,740		66,391	19,917		15,000	267,048	0.770%
Fischer, Frank M.	41,214		16,951	5,085	175,000		238,250	0.687%
Sherman, Jon						210,000	210,000	0.605%
D’Augustine, Richard J.	41,435		10,595	3,178	140,000	7,500	202,708	0.584%
Murray, David					199,990	0	199,990	0.576%
Hudson, Utako K.	41,214		12,713	3,814	140,000		197,741	0.570%
Kullback, William						180,000	180,000	0.519%
Brooke, Paul A.					175,000		175,000	0.504%
Privitera, Salvatore						175,000	175,000	0.504%
Ogle, Raymond W.	41,435		12,713	3,814	84,000	7,500	149,462	0.431%
Lifschultz, Elizabeth H.		147,902					147,902	0.426%
Chaldekas, James A.					140,000		140,000	0.403%
Colman, Frederic C.					140,000		140,000	0.403%
Davis, James E.					140,000		140,000	0.403%
Davis, Joseph H.					140,000		140,000	0.403%
Greenfield Family, L.P.	79,365		24,014	7,204			110,583	0.319%
Wolf, M.D. Randall K.	39,683		16,245	4,873	14,000	28,000	102,801	0.296%
Abruzzo, Elsa						100,000	100,000	0.288%
Smith, M.D. C. Daniel					91,000		91,000	0.262%
Friedman, PhD Mark						90,000	90,000	0.259%
Cambridge, Steve						85,000	85,000	0.245%
Santamore, Ph.D. William P.	41,214				31,500	10,500	83,214	0.240%
Lorry, Brandon					20,000	60,000	80,000	0.231%
Spies, Erika A. & Eberhard H. - Irrevocable Trust					80,000		80,000	0.231%
Freund, John G.					70,000		70,000	0.202%
Fuchs, Betty C./Lawrence H.					70,000		70,000	0.202%
Goldin, M.D. Sylvan					70,000		70,000	0.202%
Hooven, Brian A. - Irrevocable Trust					70,000		70,000	0.202%
Leetmaa-Livingston, Bonnie					70,000		70,000	0.202%
Mazzola, Christian L. - Revocable Trust					70,000		70,000	0.202%
Paulson, Photios					70,000		70,000	0.202%
Richardson, Ted					52,500	17,500	70,000	0.202%
Walsh, Richard						70,000	70,000	0.202%
Winkler, Matt						70,000	70,000	0.202%
Woolf, Patricia K.					70,000		70,000	0.202%
Stern, Roger		69,930					69,930	0.202%
Gaughan, Terry						61,898	61,898	0.178%
Staats, Peter					5,000	55,000	60,000	0.173%
Lucky, James						55,000	55,000	0.159%
Drach, Greg						50,000	50,000	0.144%
Simmons, June						50,000	50,000	0.144%
Spies, Susan						50,000	50,000	0.144%
Mazzola, Christian L.	41,214						41,214	0.119%
Hooven, Carole K.					40,000		40,000	0.115%
Hooven, Frederick H.					40,000		40,000	0.115%
Hooven, John E.					40,000		40,000	0.115%
Hooven, Michael C.					40,000		40,000	0.115%
Duke Univ. Special Venture Fund	39,683						39,683	0.114%
Kline, Robert A.	39,683						39,683	0.114%
Martin, Jr. John B.					35,000		35,000	0.101%
Pinchuk, Leonard					35,000		35,000	0.101%
Spies, Eberhard/Erika					35,000		35,000	0.101%
Zapolanski, M.D. Alex						35,000	35,000	0.101%
O Street Corporation		34,965					34,965	0.101%
D’Augustine, Merida A.	24,861		7,063	2,119			34,043	0.098%
Ladd, Doug					31,250		31,250	0.090%

Atricure, Inc.

Capital Structure

Investor	Series A	Series B	Bridge Note	Warrant Coverage 30%	Common	Stock Options	Total Ownership	Total Ownership %
Miller, Ken						30,000	30,000	0.086%
Wainscott, Mark						26,874	26,874	0.077%
Kerr, Janice						26,400	26,400	0.076%
Alexander, Patrick						26,000	26,000	0.075%
Beckjorden, Thomas						25,700	25,700	0.074%
Gillinov, A Marc						25,000	25,000	0.072%
McCarthy, MD, Patrick						25,000	25,000	0.072%
Weldon, Cynthia M. as custodian for Michael J. Weldon					25,000		25,000	0.072%
Weldon, David J.					25,000		25,000	0.072%
Weldon, Marijke L.					25,000		25,000	0.072%
Weldon, R. David					25,000		25,000	0.072%
Weldon, Thomas D. as custodian for Andrew M. Dodson					25,000		25,000	0.072%
Weldon, Thomas D. as custodian for Christopher R. Weldon					25,000		25,000	0.072%
Weldon, Thomas D. as custodian for Eric Dodson					25,000		25,000	0.072%
Weldon, Thomas D. as custodian for Mathew T. Dodson					25,000		25,000	0.072%
Becker (Gabbard), Jane					22,500		22,500	0.065%
Flanagan, Martin						21,500	21,500	0.062%
Allen, Steven						20,000	20,000	0.058%
Bantivoglio, Robert						20,000	20,000	0.058%
Beams, Raymond						20,000	20,000	0.058%
Ellenson, Scott						20,000	20,000	0.058%
Henderson, Kevin						20,000	20,000	0.058%
Hooven, Abigail					20,000		20,000	0.058%
Hooven, Maxwell					20,000		20,000	0.058%
Hooven, Molly					20,000		20,000	0.058%
Kent, James						20,000	20,000	0.058%
Lafer, Mark						20,000	20,000	0.058%
Lange, Anne					20,000		20,000	0.058%
Mathiason, Anthony						20,000	20,000	0.058%
Palmer, J. Reneee						20,000	20,000	0.058%
Poole, J. Eric						20,000	20,000	0.058%
Rybak, Waltraut					20,000		20,000	0.058%
Seith, Douglas						20,000	20,000	0.058%
Shapiro, Amy						20,000	20,000	0.058%
Strong, Stewart						20,000	20,000	0.058%
Ball, Laura						15,000	15,000	0.043%
Frazier, Kenneth						15,000	15,000	0.043%
Haines, Randy						15,000	15,000	0.043%
Jacobs, Jonathan						15,000	15,000	0.043%
Kaganov, Alan L.						15,000	15,000	0.043%
Krauss, Anita						15,000	15,000	0.043%
McCarthy, Sean						15,000	15,000	0.043%
Scent, Dianne					15,000		15,000	0.043%
Shaffer, Maureen						15,000	15,000	0.043%
Vasquez, David						15,000	15,000	0.043%
Wichman (Luken), Sarah						15,000	15,000	0.043%
Schneeberger, M.D. Eric William						14,500	14,500	0.042%
Benussi, M.D. Stefano						14,000	14,000	0.040%
Daniell, M.D. James F.					14,000		14,000	0.040%
Haines, M.D. David						14,000	14,000	0.040%
McKernan, M.D. J. Barry					14,000		14,000	0.040%
Melo, M.D. Joao						14,000	14,000	0.040%
Patton, Gerald						14,000	14,000	0.040%
Bagley, Barry						10,000	10,000	0.029%
Caldiero-Martinucci, Marilyn						10,000	10,000	0.029%
Cunningham, Jim						10,000	10,000	0.029%
Dlugos, Dan					10,000		10,000	0.029%
Holahan, Terrie						10,000	10,000	0.029%
Kogan, Alexander						10,000	10,000	0.029%
Lund, Thomas W.					10,000		10,000	0.029%
Meade, Connie						10,000	10,000	0.029%
Nakagawa, M.D. Hiroshi						10,000	10,000	0.029%
Palmer, Timothy						10,000	10,000	0.029%
Fishberger, MD Steven						7,500	7,500	0.022%
Carlson, M.D. Mark						7,000	7,000	0.020%
Harp, Adam						7,000	7,000	0.020%
Osher, M.D. Sanford S.					7,000		7,000	0.020%
Phillips, M.D. Edward H.					7,000		7,000	0.020%
Schuessler, M.D. Richard						7,000	7,000	0.020%
Gerding, Annette					6,125		6,125	0.018%
Hughett, David						6,000	6,000	0.017%
Police, Richard					5,451		5,451	0.016%
Craft, Laura						5,000	5,000	0.014%
Doll, Sean						5,000	5,000	0.014%
Evans, Steve						5,000	5,000	0.014%
Gauch, Natacha					5,000	0	5,000	0.014%
Hoffman, Joseph						5,000	5,000	0.014%

Atricure, Inc.

Capital Structure

Investor	Series A	Series B	Bridge Note	Warrant Coverage 30%	Common	Stock Options	Total Ownership	Total Ownership %

Kress, M.D. David						5,000	5,000	0.014%

Messerly, Jeffrey					5,000		5,000	0.014%

Millar, Roger MD						5,000	5,000	0.014%

Robinson, Stephen						5,000	5,000	0.014%

Wolff, Chris						5,000	5,000	0.014%

Biehle, Edward						4,000	4,000	0.012%

Hughes, Patrick					4,000	0	4,000	0.012%

Rister, David						4,000	4,000	0.012%

Sewak, Jon						4,000	4,000	0.012%

Reckelhoff, Jerry					3,750	0	3,750	0.011%

Fischer, Ann E.					3,500		3,500	0.010%

Park, Christopher						3,500	3,500	0.010%

Wampler, Tamala						3,500	3,500	0.010%

Glithero, Jason						3,000	3,000	0.009%

Martin, Keith						3,000	3,000	0.009%

Dumbauld, Patrick					2,500	0	2,500	0.007%

Rubio, Craig						2,500	2,500	0.007%

Diniz, Linda						1,500	1,500	0.004%

Sabla, Shannon						1,500	1,500	0.004%

Wright, Vickie					1,250	0	1,250	0.004%

Greifenkamp, Tom					1,000	0	1,000	0.003%

Hargis, Richard					750	250	1,000	0.003%

Mathis, Shannon						1,000	1,000	0.003%

Hendersen, Steven L.					875		875	0.003%

Brewer, Candy					700	0	700	0.002%

Hasse, John					700	0	700	0.002%

Hasse, Kathleen					700	0	700	0.002%

Hegener, Deborah					700	0	700	0.002%

Koehler, Jane					700	0	700	0.002%

Mueller, Kenneth					700	0	700	0.002%

Reynolds, Shelia					700	0	700	0.002%

Shearer, Kathleen					700	0	700	0.002%

Stewart, Kevin					700	0	700	0.002%

Sweeney, Karen					700	0	700	0.002%

Thomas, Shelia					700	0	700	0.002%

Jordan, Susan						500	500	0.001%

Adams, Theresa						200	200	0.001%

Kulesza, Cheryl						200	200	0.001%

Sabine, David						200	200	0.001%

Smith, Joshua						100	100	0.000%

Totals	8,293,579	12,080,068	2,472,029	741,607	7,144,641	3,965,322	34,697,246	100.00%

								5,100,000
Total shares of Capital Stock on a Fully-Diluted Basis							34,824,746

* Options reserved for conditional option grants						126,500
* Options pending board approval						1,000
* Options exercised						483,766
Options available for future issuance **						523,412

**reflects conditional, pending and exercised shares